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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated October 28,1999 and effective as of November 1, (the "Effective Date"), by and between AVAX Technologies, Inc., a Delaware corporation (the "Corporation"), and Mr. Warren B. Dudley, an individual (the "Executive").

     WHEREAS, the Corporation desires to employ the Executive and the Executive desires to accept such employment, on the terms and conditions set forth herein; and

     WHEREAS, the Corporation and the Executive wish to replace the Employment Letter Agreement dated October 8, 1999 hereby in its entirety;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is agreed as follows:

1.   EMPLOYMENT; DUTIES, POWERS AND AUTHORITY

     (a) The Corporation engages and employs the Executive, and the Executive hereby accepts engagement and employment as a corporate officer in the position of Senior Vice President for Marketing, Sales, and Business Development of the Corporation.

     (b) The Executive shall perform his duties with all such powers and authority as appertain to such office in accordance with and subject to overall direction of the President and Chief Executive Officer (the "CEO") of the Corporation. The Executive shall perform his duties hereunder from the Corporation's offices and at such other places as shall be necessary according to the needs, business or opportunities of the Corporation; provided, that the Executive acknowledges and agrees that the performance by the Executive of his duties hereunder may require significant domestic and international travel by the Executive.

     (c) As Senior Vice President for Marketing, Sales, and Business Development, the Executive shall supervise, control, and be responsible for marketing and sales of all products developed and sold by the Corporation and for the development of new business opportunities within the Corporation's field of business and shall have such other executive powers and duties as may from time to time be prescribed by the CEO. The Executive shall report solely to the CEO. The Executive shall also work closely with other executive officers of the Corporation in pursuit of business development and marketing opportunities for the Corporation.

     (d) The Executive shall devote such of his time and efforts as shall be necessary to the proper discharge of his duties and responsibilities under this Agreement.

2.   TERM

     The Executive's employment hereunder shall, unless earlier terminated, be for an initial term of three (3) years (the "Initial Period") commencing on the Effective Date of this Employment Agreement. This Employment Agreement with the Corporation shall be automatically renewed for successive one (1) year periods (the "Renewal Period(s)"), which are subject to earlier termination as hereinafter provided, unless either the Corporation or the Executive gives written notice to the other that the Employment Agreement shall terminate at the end of the Initial Period or the then-current Renewal Period at least three (3) months prior to the end of such period. The Initial Period and any Renewal Periods are collectively referred to herein as the "Employment Period."

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3.   COMPENSATION

     (a) As compensation for the performance of his duties on behalf of the Corporation, the Executive shall be compensated during the Employment Period as follows:

            (i) A base salary of not less than $190,000 per annum (the "Base Salary"), subject to annual review commencing 12 months from the Effective Date;

            (ii) The Executive shall be eligible to receive an annual incentive bonus of up to 100% of his base salary beginning with the first year of Employment. The CEO shall annually meet with the Executive to establish such goals and performance standards as the Board and CEO determine are to be taken into account in determining the Executive's discretionary bonus awards. For the first two years' bonus, it is the intent of the parties to create realistic goals that would permit Executive's annual bonus to be between 30%-45% of his base salary.

            (iii) The Corporation shall withhold and appropriately pay all applicable federal, state and local taxes, social security and workers' compensation contributions and such other amounts as may be required by law or agreed upon by the parties with respect to the compensation payable to the Executive pursuant to this Section 3(a) or otherwise in connection with his employment by the Corporation.

     (b) The Executive shall receive on the Effective Date options to purchase 150,000 shares of Common Stock, par value $.004. These options shall vest and be exercisable (subject to any resale restrictions of an underwriter of the Corporation's securities), in accordance with the provisions and terms of the Schedule attached as Exhibit II, and in accordance with the terms and conditions contained in the Corporation's Stock Option Plan. In addition, from time to time, at the discretion of the Board of Directors, the Executive may be entitled to additional stock options pursuant to the Corporation's Stock Option Plan at the sole discretion of the Board of Directors of the Corporation. Anything herein to the contrary, all stock options shall vest upon any Change in Control, as such term is defined in Section 9.

     (c) The Corporation shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Corporation, including reasonable travel and entertainment, against receipt by the Corporation of appropriate vouchers or other proof of the Executive's expenditures and otherwise in accordance with such Expense Reimbursement Policy as may from time to time be adopted by the Board of Directors of the Corporation.

     (d) The Executive shall be entitled, during the Employment Period, to four (4) weeks vacation each year and to such other sick leave as is provided under the normal policies in place from time to time for employees of the Corporation.

     (e) During the Employment Period, the Executive shall be entitled to participate in any group insurance, life insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of Corporation now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

     (f) Subject to paragraphs (c) through (e) of Section 9 below, the Executive must be an employee of the Corporation at the time that any compensation is due in order to receive such compensation.

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4.   REPRESENTATIONS AND WARRANTIES BY  EXECUTIVE AND CORPORATION

     The Executive hereby represents and warrants to the Corporation as follows:

     (a) Neither the execution and delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

     (b) The Executive has the full right, power and legal capacity to execute and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

     The Corporation hereby represents and warrants to the Executive as follows:

     (a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, which has all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

     (b) The Corporation has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms.

     (c) The execution, delivery and performance by the Corporation of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of the Corporation, or any agreement or instrument to which the Corporation is a party or by which the Corporation or any of its properties may be found or affected.

5.   NON-COMPETITION

     (a) The Executive understands and recognizes that his services to the Corporation are special and unique and agrees that, during the Employment Period and for a period of two years from the date of termination of his employment hereunder, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity ("Person"), enter into or engage in any business activity that is directly or indirectly competitive with the Corporation's business relating to chemotherapies or immunotherapies for the treatment of cancer, either as an individual for his own account, or as a partner, joint venturer, executive, agent, consultant, salesperson, officer, director or shareholder of a Person operating or intending to operate within the area that the Corporation is, at the date of termination, conducting its business (collectively, "Restricted Business"); provided, however, that nothing herein will preclude the Executive from holding one percent (1%) or less of the stock of any publicly traded company. This paragraph 5(a) shall be null and void if the Executive terminated his employment for just cause pursuant to Section 10(a)(iv) below or if this Agreement is terminated prior to the end of the Initial Term or any Additional Term then in effect by the Corporation other than pursuant to Section 10(a)(ii) or (iii) below.

     (b)    In the event that the Executive breaches any provisions of this
Section 5 or there is a threatened breach, then, in addition to any other rights which the Corporation may have, the Corporation

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shall be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained herein. In the event that an actual proceeding is brought in equity to enforce the provisions of this
Section 5, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Corporation be prevented from seeking any other remedies which may be available.

6.   CONFIDENTIAL INFORMATION

     (a) The Executive agrees that during the course of his employment and for a period of five years after termination, he will not disclose or make accessible to any other person, the Corporation's secret and confidential products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Corporation or any of its clients except to the extent the same have become generally known to the public other than through a breach of this Section 6. The Executive agrees: (i) not to use any such information for himself or others during such five-year period; and (ii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during his employment by the Corporation, except as required in the Executive's duties to the Corporation. The Executive agrees immediately to return all such material and reproductions thereof in his possession to the Corporation upon request and in any event upon termination of employment.

     (b) Except with prior written authorization by the Corporation, the Executive agrees not to disclose or publish any of the confidential, technical or business information or material of the Corporation, its clients or any other party to whom the Corporation owes an obligation of confidence, at any time during or for a period of three (3) years after his employment with the Corporation.

7.   OWNERSHIP OF PROPRIETARY INFORMATION

     (a) The Executive agrees that all secret and confidential information that has been created, discovered or developed by the Corporation, its subsidiaries, affiliates, successors or assigns (collectively, the "Affiliates") (including, without limitation, information relating to the development of the Corporation's business created by, discovered by, developed by or made known to the Corporation or the Affiliates by Executive during the Term and information relating to Corporation's customers, suppliers, consultants, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Corporation or the Affiliates, shall be the sole property of the Corporation or the Affiliates, as applicable, and the Corporation or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including but not limited to the right to make application for statutory protection. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration but without limitation, Proprietary Informations shall include all discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Corporation's or the Affiliates' employees and/or consultants (including, without limitation, the compensation, job responsibility and job performance of such employees and/or consultants).

     (b) The Executive further agrees that at all times, both during the Employment Period and after the termination of this Agreement, he will keep in confidence and trust all Proprietary Information, and he will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of the Corporation or the Affiliates, as appropriate, except as may be necessary in the ordinary course of performing his duties hereunder and except for academic, non-commercial research purposes with the prior written approval of the Board of Directors. The Executive acknowledges that the

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Proprietary Information constitutes a unique and valuable asset of the
Corporation and each Affiliate acquired at great time and expense, which is secret and confidential and which will be communicated to the Executive, if at all, in confidence in the course of performance of his duties hereunder, and that any disclosure or other use of the Proprietary Information other than for the sole benefit of the Corporation or the Affiliates would be wrongful and could cause irreparable harm to the Corporation or the Affiliates, as the case may be.

     Notwithstanding the foregoing, the parties agree that, at all such times, the Executive is free to use (i) information in the public domain not as a result of a breach of this Agreement, (ii) information lawfully received from a third party and (iii) the Executive's own skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as an officer of the Corporation and that, at all times, the Executive is free to conduct any non-commercial research not relating to the Corporation's business.

8.   DISCLOSURE AND OWNERSHIP OF INVENTIONS

     (a) During the Employment Period, the Executive agrees that he will promptly disclose to the Corporation, or any persons designated by the Corporation, all improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, strategies, customer lists, information about the Corporation's or the Affiliates' employees and/or consultants (including, without limitation, job performance of such employees and/or consultants), techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, whether or not patentable, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications having to do with the products and services of the Corporation, made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Employment Period (all said improvements, inventions, designs, ideas, works of authorship, copyrightable works, discoveries, trademarks, copyrights, trade secrets, formulas, processes, structures, product concepts, marketing plans, manufacturing or other strategies, customer lists, information about the Corporation's or the Affiliates' employees and/or consultants, techniques, blueprints, sketches, records, notes, devices, drawings, know-how, data, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications shall be collectively hereinafter called "Inventions").

     (b) The Executive agrees that all Inventions shall be the sole property of the Corporation to the maximum extent permitted by applicable law and to the extent permitted by law shall be "works made for hire" as that term is defined in the United States Copyright act (17 USCA, Section 101). The Corporation shall be the sole owner of all patens, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Corporation all right, title and interest he may have or acquire in all Inventions. The Executive further agrees to assist the Corporation in every possible way (but at the Corporation's expense) to obtain and from time to time, enforce patents, copyrights or other rights in said Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

            (i) to apply for, obtain and vest in the name of the Corporation alone (unless the Corporation otherwise directs) letters, patents, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

            (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters, patents, copyrights or other analogous protection.

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     (c)    The Executive's obligation to assist the Corporation in obtaining and enforcing patents and copyrights for the Inventions in any and all countries shall continue beyond the Employment Period, but the Corporation agrees to compensate the Executive a reasonable rate after the expiration of the Employment Period for time actually spent by the Executive at the Corporation's request on such assistance.

9.   TERMINATION

     (a) The Executive's Employment Period hereunder shall begin on the Effective Date and shall continue for the period set forth in Section 2 hereof unless sooner terminated upon the first to occur of the following events:

            (i)   The death of the Executive;

            (ii) The Disability (as defined below in Section 10(b)) of the Executive;

            (iii) Termination by the CEO or the Board for "Just Cause", provided that the Corporation shall have given proper notice thereof, and the Executive shall have had at least a thirty (30) day period to cure such "Just Cause." For the Purposes of this Agreement, any of the following actions by the Executive shall constitute "Just Cause":

                  (A) Material breach by the Executive of Sections 5, 6, 7, or 8 of this Agreement;

                  (B) Material breach by the Executive of any provision of this Agreement other than Sections 5, 6, 7, or 8 which is not cured by the Executive within 30 days of written notice thereof from the Corporation;

                  (C) Continued negligent performance by the Executive of his specified duties as Senior Vice President for Marketing, Sales and Business Development, as determined by the Board after prior written notice to the Executive and an opportunity for the Executive to be heard by the Board;

                  (D) Any willful or deliberate misconduct or omission on the part of the Executive intended to cause harm to the Corporation; or

                  (E) The conviction of the Executive of (i) any felony or (ii) any other crime involving moral turpitude;

            (iv) Termination by the Executive for "Good Reason." Any of the following actions or omissions by the Corporation shall constitute "Good Reason", provided that the Executive shall have given proper notice thereof, and the Corporation shall have had at least a thirty (30) day period to cure such "Good Reason" (the Corporation will not have the thirty day cure period for a failure to timely pay Executive's base salary:

                  (A) Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within 30 days of written notice

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                       thereof from the Executive to the Corporation, specifying
                       in reasonable detail the basis for such claimed breach;

                  (B) The failure of the Corporation to provide the Executive with a position, authority or duties at least equivalent to the most significant position, authority or duties previously held by the Executive during the Employment Period, or any reduction of the Compensation paid by the Corporation to the Executive or any material reduction of the benefits given by the Corporation to the Executive, unless such reduction is deemed necessary by the Board or CEO and is applicable to all officers of the Corporation, if such circumstance is not remedied within (5) business days after written notice from the Executive to the Corporation; or

                  (C)  Failure to timely pay the Executive's base salary.

     (b) For purposes hereof, a "Change of Control" shall be deemed to occur upon either of the following:

            (i) The sale by the Corporation of all or substantially all of its assets to any person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), the consolidation of the Corporation with any person, or the merger of the Corporation with any person as a result of which merger the Corporation is no longer the surviving entity, or if the Survivor, the Corporation is owned by a parent company, unless, following such consolidation at least a majority of the members of the Board of Directors of the surviving entity or transferee are members of the Board of Directors of the Corporation at the time of the initial action of the Board of Directors providing for such consolidation, or

            (ii) The sale or transfer by one or more of the Corporation's shareholders, in one or more transactions, related or unrelated to one or more persons under circumstances whereby any person and its affiliates (as hereafter defined) shall own as a result of such sale or transfer and thereafter, at least one-half of the outstanding shares of the Corporation.

                  An "Affiliate" shall mean any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, any other person.

     (c) For purposes hereof, a "Disability" of the Executive shall be deemed to have occurred in the event (i) the Executive is absent from work or otherwise substantially unable to assume his normal duties for a period of 30 successive days or an aggregate of 60 days during any 12-month period because of physical or mental disability, accident, illness or other cause other than approved vacation or leave of absence or (ii) the Executive is deemed by a licensed physician designated by the Corporation and reasonably acceptable to the Executive to have a permanent disability such that Executive will be unable to perform his duties under this agreement. The Corporation shall have the right to have the Executive examined by a competent physician for purposes of determining his physical or mental incapacity.

     (d) Upon termination by Corporation pursuant to subparagraphs (i), (ii) or (iii) of paragraph (a) above or by Executive other than pursuant to subparagraph (iv) of paragraph (a) above, the Executive (or his estate in the event of termination pursuant to subparagraph (ii)), shall be entitled to receive the Base Salary accrued but unpaid as of the date of termination.

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     (e)    Upon termination by the Corporation (other than following a Change of Control) for any reason other than as set forth in subparagraphs (i), (ii) or
(iii) of paragraph (a) above or by the Executive for any reason set forth in subparagraphs (iv) of paragraph (a) above, then the Corporation shall pay the Executive, as the Executive's sole damages for such termination, a lump sum payment equal to one hundred percent (100%) of the annual Base Salary, at the rate in effect at the time of such termination, without set-off for any salary earned from alternative employment. In addition, any stock options granted to the Executive, including, but not limited to Section 3(b), shall continue to vest according to the provisions of Section 3(b) during the twelve (12) months following such termination. Also, the Corporation shall pay Executive's family coverage COBRA medical coverage co-payment for the entire COBRA coverage period

     (f) Upon termination, following a Change of Control, by the Corporation (other than as set forth in subparagraph (i), (ii) or (iii) of paragraph (a) above) or by the Executive for any reason set forth in subparagraphs (iv) of paragraph (a) above, then the Corporation shall pay the Executive, as the Executive's sole damages for such termination, a lump sum payment equal to two
(2) times the annual Base Salary at the higher of the rate in effect at the date of termination or the rate in effect on the date of the Change of Control. Such amount(s) shall not be set-off against amount earned from alternative employment. In addition, any stock options granted to the Executive, including, but not limited to Section 3 (b), shall upon such termination become immediately vested. Also, the Corporation shall pay Executive's family coverage COBRA medical coverage co-payment for the entire COBRA coverage period

     (g) It shall be condition to the Executive's right to receive the benefits provided for in paragraphs (d) and (e) of Section 3 above that the Executive shall have delivered to the Corporation a general release dated as of the date of termination of the Executive's employment hereunder.

10.  INDEMNIFICATION

     The Corporation shall indemnify and hold the Executive harmless to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, for all amounts, (including without limitation, judgements, fines, settlement payments, expenses and attorney's fees) incurred or paid by the Executive in connection with any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or acting by the Executive as an officer or employee of, the Corporation or any other person or enterprise at the Corporation's request, and shall to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time, advance all expenses incurred or paid by the Executive in connection with, and until disposition of, any action, suit, investigation or proceeding arising out of or relating to the performance by the Executive of services for, or acting by the Executive as an officer or employee of, the Corporation or any other person or enterprise at the Corporation's request.

11.  INSURANCE

     If requested by the Corporation, the Executive agrees to cooperate with the Corporation in obtaining for the Corporation's benefit, at the Corporation's expense, life insurance on his life. Such cooperation shall include completing and signing such forms or applications, undergoing physical examinations, and such other acts as may be required in order to obtain such insurance.

12.  NOTICES

     Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: when delivered personally against receipt therefor; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified

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mail, postage prepaid, return receipt requested, to either party at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party.

     If to Corporation:

     AVAX Technologies, Inc.
     4520 Main Street, Sutie 930
     Kansas City, MO 64111

     If to Executive:

     Mr. Warren B. Dudley
     ________________________
     ________________________

13.  SEVERABILITY OF PROVISIONS

     If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

14.  ENTIRE AGREEMENT; MODIFICATION

     (a)    This Agreement and the agreements and instruments referenced in
Section 3 (a) and (b) hereof contain the entire agreement of the parties relating to the subject matter hereof and supersede in their entirety the Employment Letter Agreement, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the agreements and instruments referenced in said Section 3(a) or (b). No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

     (b) The Executive acknowledges that any cash and non-cash compensation received by him prior to the execution of this Agreement shall be applied to the obligations of the Corporation hereunder and that the execution of this Agreement after the Effective Date is not intended to entitle the Executive to any greater compensation than was originally set forth in the Employment Letter Agreement.

15.  BINDING EFFECT

     The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, the Corporation, its successors and assigns, and upon the Executive and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of the Executive's obligations hereunder may not be transferred or assigned by the Executive.

16.  NON-WAIVER

     The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

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17.  REMEDIES FOR BREACH

     The Executive understands and agrees that any breach of Sections 5, 6, 7, 8 and 9 of this Agreement by the Executive could cause irreparable damage to the Corporation and to the Affiliates, and that monetary damages alone would not be adequate and, in the event of such breach, the Corporation shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of the Executive's obligations under such Sections.

18.  GOVERNING LAW

     This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Missouri without regard to principles of conflict of laws.

19.  HEADINGS

     The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

20.  ATTORNEY FEES

     In the event of a dispute between the parties arising out of this Agreement, the successful party, whether or not arbitration is sought, shall be reimbursed by the other party hereto for all costs and expenses of such dispute, including, but not limited to, reasonable attorney fees.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        /s/   Warren B. Dudley
                                      --------------------------------------
                                      Warren B. Dudley


                                      AVAX TECHNOLOGIES, INC.

                                 By:    /s/   Jeffrey M. Jonas, M.D.
                                      --------------------------------------
                                      Name:  Jeffrey M. Jonas, M.D.
                                      Title: President & Chief executive officer

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                                    EXHIBIT I

                            INCENTIVE BONUS PLAN FOR
                          FIRST TWO YEARS OF EMPLOYMENT

1.   BUSINESS/STRATEGY PLANS:

     There shall be a bonus of 2% of Base Salary for the development of each business plan for the commmercialization and distribution of products developed and sold by the Corporation, such bonus to be paid for each country (6 total for three plans) that a business plan is developed for, provided such business plan is requested and reasonably approved by the Chief Executive Officer (an "Approved Plan"). During the first year it is anticipated that three such plans shall be prepared. In addition, there will be a 9% bonus paid on the development of an overall corporate business plan reasonable approved by the Chief Executive Officer.

2.   TACTICAL ROLL-OUTS (BEGINNING SALES):

     There shall be a bonus of 5% of Base Salary upon receipt of revenues from sales resulting from public marketing (and excluding revenues from use of products for clinical trials) to consumers for use of products developed by the Corporation, such 5% bonus to be paid for each country (15% total for three countries) in which such revenues are generated pursuant to an Approved Plan.

3.   ACTUAL SALES:

     There will be a bonus based on actual sales of products developed and sold by the Corporation, such bonus amount to be determined by mutual agreement at the outset of marketing of such products. The range of this bonus shall be between 0-15% of Base Salary.

     The above bonus targets may be achieved regardless of how sales are achieved. They may be achieved regardless of whether the Corporation is responsible for or takes part in the marketing and sales of the products itself (i.e. bonus targets may be met even if sales targets are achieved through a business development agreement).

     For the first two years of employment with the Corporation, the parties contemplate a bonus of 35-40% of Base Salary based upon the above. If sales projections are exceeded, additional bonuses for outstanding performance will be paid up to a maximum of 100% of Base Salary (this would require hitting top sales targets in multiple countries).

     In addition to the above, the Executive shall participate in the Corporation's stock option plan as developed and in place from time to time by the Board, the vesting of such options which may occur based on achievement of performance based goals established by the CEO or the Board.

     In years following the first two years of employment, bonus targets will be more heavily weighted towards sales figures.

                                   EXHIBIT II

                       AVAX COMMON STOCK, PAR VALUE $.004
                             OPTION VESTING SCHEDULE

     Options to purchase shares of Common Stock, par value $.004, received by the Executive in accordance with Section 3(b) of the Employment Agreement shall vest and be exercisable (subject to resale restrictions for a period of up to 18 months in connection with and following any public offering, which may be imposed by the Corporation or the managing underwriter(s) of such offering), provided you are still employed by the Corporation on such dates, at the rate of one-sixteenth of such amount of options per quarter until the fourth anniversary of the Effective Date at which point all remaining options shall be vested.

     Upon termination of employment, such vested options shall be exercisable for up to 30 days thereafter; PROVIDED, HOWEVER, that if such termination is for "Just Cause," pursant to Section 9(d) of the Employment Agreement, all options hereunder, including vested options, shall be forfeited and of no force and effect.

     The tax consequences to you of the grant, vesting or exercise of any such options or the sale of any shares of Common Stock issuable pursuant to such options shall be the Executive's personal responsibility and not that of the Corporation.

     The issuance and terms of the options granted to the Executive will be governed and controlled in accordance with the terms of the Stock Option Agreement, which shall be entered into by and between the Executive and the Corporation, and in accordance with the terms and conditions contained in the Corporation's Stock Option Plan.